Exhibit 23.7
December 19, 2011
Fox Realty Investors, as
General Partner of Century Properties Fund XV
4582 South Ulster Street, Suite 1100
Denver, CO 80237

Re:	Appraisal of Lakeside Place Apartments (Houston, Texas), dated March 15, 2011, Supplemental
Letter, dated as of June 8, 2011, and Supplemental Letter, dated as of December 7, 2011 (collectively, the “Lakeside Place Appraisal”) .
Ladies and Gentlemen:
     We hereby consent to the filing with the Securities and Exchange Commission (the SEC”) of the Lakeside Place Appraisal, in its entirety, with Amendment No. 1 to the Registration Statement, File No. 333-175850, on Form S-4 (as so amended, the “Registration Statement”) filed by AIMCO Properties, L.P. and its affiliates (“Aimco”) and Amendment No. 1 to the Transaction Statement on Schedule 13E-3 filed by Aimco. We also consent to (i) the distribution of copies of the Lakeside Place Appraisal, in its entirety, to the limited partners of Century Properties Fund XV (“CPF XV”) upon their request in connection with the mergers involving CPF XV, as described in the Registration Statement, and (ii) the reference to our firm and the description of the Lakeside Place Appraisal in the Registration Statement, including any amendments or supplements thereto, that may be filed with the SEC. We further acknowledge that the Lakeside Place Appraisal, in its entirety, will be generally available to the public through the filings with the SEC.

COGENT REALTY ADVISORS, LLC

By:
Name: Steven Goldberg
Title: Managing Partner
COGENT Realty Advisors, LLC
Commercial Real Estate Valuation, Consultation, Due Diligence
5307 E. Mockingbird Lane, Suite 1050, Dallas, Texas 75206
Tel: 214.363.3373 Fax: 214.635.2777